Exhibit 10.12

ORIGINAL FOR EXECUTION

APPROVED BY THE VICE PRESIDENT HUMAN RESOURCES

EFFECTIVE JANUARY 1, 2005

CONOCOPHILLIPS

KEY EMPLOYEE SUPPLEMENTAL RETIREMENT PLAN

PURPOSE

The purpose of the ConocoPhillips Key Employee Supplemental Retirement Plan (the “Plan”) is to attract and retain key employees by providing them with supplemental retirement benefits. This Plan is intended to be and shall be administered in part as an unfunded pension excess benefit plan within the meaning of ERISA Sections 3(36) and in part as an unfunded pension benefit plan maintained primarily for a select group of management or highly compensated employees.

PRE-AMERICAN JOBS CREATION ACT OF 2004

GRANDFATHERED PROVISIONS

Benefits under this Plan, formerly called the Key Employee Supplemental Retirement Plan of Phillips Petroleum Company (the “Phillips Plan”), that commenced prior to January 1, 2005 (“AJCA-grandfathered benefits”), shall be subject exclusively to the terms and conditions of the Phillips Plan in effect on or before October 3, 2004. No change in the ConocoPhillips Retirement Plan adopted subsequent to such date and no change in the Phillips Plan or in the ConocoPhillips Key Employee Supplemental Retirement Plan adopted after such date shall apply to an AJCA-grandfathered benefit. Provided, however, for purposes of this paragraph, benefits shall be deemed to have commenced prior to January 1, 2005 and shall be AJCA-grandfathered benefits if the relevant corporate officer or committee approved the Employee’s petition regarding time and form of payment before January 1, 2005 even if the benefits commenced after December 31, 2004. The “relevant corporate officer or committee” means the person or persons with the authority under the Phillips Plan to approve a petition regarding the time and form of payment.

SECTION I. Definitions

Terms used in this Plan shall have the same meaning they have in the relevant Title of the ConocoPhillips Retirement Plan if they are not otherwise specifically defined herein.

As used in this Plan:

(a)           “Board” shall mean the board of directors of the Company.

(b)           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(c)           “Committee” shall mean the Compensation Committee of the Board of Directors of ConocoPhillips.

(d)           “Company” shall mean ConocoPhillips Company, a Delaware corporation, or a successor corporation.

(e)           “ConocoPhillips” shall mean ConocoPhillips, a Delaware corporation, or a successor corporation.

(f)            “Employee” shall mean a person who is an active participant or a terminated vested participant in the Retirement Plan.

(g)           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

(h)           “Final Average Earnings” shall mean “final average earnings” as that term is defined in Title I of the ConocoPhillips Retirement Plan.

(i)            “Incentive Compensation Plan” shall mean the Incentive Compensation Plan of Phillips

Petroleum Company, the Annual Incentive Compensation Plan of Phillips Petroleum Company, the Variable Cash Incentive Program of ConocoPhillips or successor plans or programs, or all, as the context may require.

(j)            “KEDCP” shall mean the ConocoPhillips Key Employee Deferred Compensation Plan or a successor plan.

(k)           “Participating Subsidiary” shall mean a subsidiary of ConocoPhillips of which ConocoPhillips beneficially owns, directly or indirectly, more than 80% of the aggregate voting power of all outstanding classes and series of stock, where such subsidiary has adopted one or more plans making participants eligible for participation in this Plan.

(l)            “Plan” shall mean the ConocoPhillips Key Employee Supplemental Retirement Plan, the terms of which are stated in and by this document.

(m)          “Plan Administrator” shall mean the person who is the highest level officer of the Company with primary responsibility for human resources, or such person’s successor.

(n)           “Plan-age 55” shall mean the first of the calendar month after an Employee’s age 55 or, if earlier, the date the applicable title of the Retirement Plan treats the Employee as being age 55.

(o)           “Restricted Stock” shall mean shares of Stock which have certain restrictions attached to the ownership thereof.

(p)           “Retirement Plan” shall mean the ConocoPhillips Retirement Plan, but not including Title III of such plan, which is qualified under Code Section 401(a).

(q)           “Salary” shall mean the monthly equivalent rate of pay for an Employee before adjustments for any before-tax voluntary reductions.

(r)            “Schedule A Employee” shall mean an Employee whose name appears in Schedule A attached to and made a part of this Plan.

(s)           “Separation from Service” shall have the meaning given that term in Code section 409A and in regulatory guidance thereunder except that the term shall not mean death.

(t)            “Stock” means shares of common stock of ConocoPhillips, par value $.01.

(u)           “Title I” shall mean Title I of the ConocoPhillips Retirement Plan (Phillips Retirement Income Plan).

(v)           “Title II” shall mean Title II of the ConocoPhillips Retirement Plan (Cash Balance Account).

(w)          “Title III” shall mean Title III of the ConocoPhillips Retirement Plan (Tosco Pension Plan).

(x)            “Title IV” shall mean Title IV of the ConocoPhillips Retirement Plan (Retirement Plan of Conoco).

(y)           “Total Final Average Earnings” shall mean the sum of: (i) the average of the high 3 consecutive Annual Earnings, (including any increases under Section II(b)(bb), (ee), (ff) and (gg) of this Plan, but excluding Incentive Compensation Plan awards and any increases under Section II(b)(aa), (cc), and (dd) of this Plan), paid or deemed to be paid in the Employee’s final eleven calendar years of employment with the Company or a Participating Subsidiary including the calendar year in which the Employee’s last date of employment with the Company or a Participating Subsidiary occurs; plus (ii) the average of the high 3 Incentive Compensation Plan awards (including any increases under Section II(b)(aa), (cc), or (dd) of this Plan, but excluding any increases under Section II(b)(bb), (ee), (ff) and (gg) of this Plan) paid or deemed to be paid in the Employee’s final eleven calendar years of employment with the Company or a Participating Subsidiary including the calendar year in which the Employee’s last date of employment with the Company or Participating Subsidiary occurs. Provided, however, in determining Total Final Average

Earnings, an Incentive Compensation Plan award (and any increases under the provisions of Section II(b) cited above) shall be taken into consideration only if the Employee to whom such award or increase applies, was at the time of the award or increase, classified in a ConocoPhillips salary grade 19 or above job or any equivalent salary grade of Phillips Petroleum Company.

(z)            “Trustee” means the trustee of the grantor trust established by the Trust Agreement between the Company and Wachovia Bank, N.A. dated as of June 1, 1998, or any successor trustee.

SECTION II. Plan Accrued Benefit.

(a)         An Employee shall be entitled to payments under this Plan based on an accrued benefit with the following components: (i) his Title I-related accrued benefit, (ii) his Title II-related accrued Benefit and (iii) his Title IV-related accrued benefit, each as defined below.

(b)        “Title I-related accrued benefit shall mean the sum of (i), (ii) and (iii) below:

(i)    The difference between the Employee’s total accrued benefit under Title I and his actual accrued benefit under Title I. For this purpose, an Employee’s “total accrued benefit under Title I” is the accrued benefit he would have if his accrued benefit under Title I were determined under the terms of Title I but with the following modifications:

(aa)    Include in Annual Earnings an award under the Incentive Compensation Plan which the employee deferred under the terms of the KEDCP. Include such award in the calendar year in which the award would have been paid to the Employee if it had not been deferred.

(bb)   Include in Annual Earnings salary that would have been paid to the Employee but for the fact that he voluntarily elected to defer receipt of that salary under the terms of KEDCP. Include the deferred salary in Annual Earnings in the calendar year in which the salary would have been paid had it not been deferred.

(cc)    Include in Annual Earnings the initial value of a restricted stock or restricted stock unit award under the Incentive Compensation Plan. Include that value in Annual Earnings in the calendar year in which the award was granted.

(dd)   Include in Annual Earnings the value of any special award specified by the Committee under the terms of the special award to be included for Annual Earnings purposes under Title I in the year in which any applicable restrictions on the award lapse or, if deferred, in the year in which any applicable restrictions would have lapsed absent an election to defer.

(ee)    Disregard the limitations on compensation related to Code section 401(a)(17).

(ff)     Disregard the limitation on benefits related to Code section 415.

(gg)   If an Employee is eligible to receive benefits under the ConocoPhillips Executive Severance Plan or under the ConocoPhillips Key Employee Change in Control Severance Plan, include in Annual Earnings an amount determined by dividing the Employee’s Salary by 4.3333 times the number of weeks or partial weeks from the date the Employee’s employment ends with the Employer to the end of that calendar year. Provided, however, this subsection (gg) shall be disregarded to the extent the benefit created solely by operation of this subsection (gg) is provided under the terms of Title I.

(ii)           In the case of an Employee who terminated employment on or after

February 8, 1993, the Title I-related accrued benefit shall include an additional supplemental accrued benefit calculated under the terms of Title I, but disregarding the limitation on compensation that is taken into account, using as final average earnings the difference, if any, between the Total Final Average Earnings and the Final Average Earnings used in Title I.

(iii)          The Title I-related accrued benefit shall also include any benefit provided under Section IV of this Plan.

(c)         “Title II-related accrued benefit” shall mean the difference between the Employee’s total accrued benefit under Title II and his actual accrued benefit under Title II. For this purpose, an Employee’s “total accrued benefit under Title II” is the accrued benefit he would have if his accrued benefit under Title II were determined under the terms of Title II but with the following modifications:

(i)            Include in Annual Earnings an award under the Incentive Compensation Plan which the Employee deferred under the terms of the KEDCP. Include such award in the calendar month and year in which the award would have been paid to the Employee if it had not been deferred.

(ii)           Include in Annual Earnings salary that would have been paid to the employee but for the fact that he voluntarily elected to defer receipt of that salary under the terms of KEDCP. Include the deferred salary in Annual Earnings in the calendar month and year in which the salary would have been paid had it not been deferred.

(iii)          Include in Annual Earnings the initial value of a restricted stock or restricted stock unit award under the Incentive Compensation Plan. Include that value in Annual Earnings in the calendar month and year in which the award was granted.

(iv)          Include in Annual Earnings the value of any special award specified by the Committee under the terms of the special award to be included for Annual Earnings purposes under Title II in the year in which any applicable restrictions on the award lapse or, if deferred, in the year in which any applicable restrictions would have lapsed absent an election to defer.

(v)           Disregard the limitation on compensation related to Code section 401(a)(17).

(vi)          Disregard the limitation on benefits related to Code section 415.

(d)        “Title IV- related accrued benefit” shall mean the difference between the Employee’s total accrued benefit under Title IV and his actual accrued benefit under Title IV. For this purpose, an Employee’s “total accrued benefit under Title IV” is the benefit he would have if his accrued benefit were determined under the provisions of Title IV but with the following modifications:

(i)            Include in Compensation salary that would have been paid to the Employee but for the fact that he voluntarily elected to defer receipt of that salary under the terms of KEDCP or a similar predecessor program but only if such salary is not included in Compensation for purposes of calculating the Title IV accrued benefit due to the election to defer. If applicable, include the deferred salary in the calendar month and year in which the salary would have been paid had it not been deferred.

(ii)           Include in Compensation any Incentive Compensation Plan award that would have been paid to the Employee but for the fact that he voluntarily elected to defer receipt of that award under the terms of KEDCP or a similar predecessor program but only if such award is not included in Compensation for purposes of calculating the Title IV accrued benefit due to the election to defer. If applicable, include the deferred award in the calendar month and year in which the award would have been paid had it not been deferred.

(iii)          Include in compensation the value of any special award specified by the Committee under the terms of the special award to be included for compensation purposes under Title IV in the calendar month and year in which any applicable restrictions on the award lapse or, if deferred, in the calendar month and year in which any applicable restrictions would have lapsed absent an election to defer.

(iv)          Disregard the limitation on compensation related to Code section 401(a)(17).

(v)           Disregard the limitation on benefits related to Code section 415.

(e)         Each of the components of the accrued benefit under this Plan (the Title I-related accrued benefit, the Title II-related accrued benefit and the Title IV-related accrued benefit) shall be expressed as a straight life annuity starting at the age that is the normal retirement age under the applicable title of the Retirement Plan in accordance with the following rules:

(i)            If the annuity starting date for the relevant Retirement Plan benefit occurs on or before the required commencement date under this Plan, the Title I-related accrued benefit, the Title II-related accrued benefit or the Title IV-related accrued benefit, as is applicable, shall first be calculated as of the Retirement Plan annuity starting date related to that component benefit and then shall be converted actuarially to a straight life annuity payable at age 65 applying actuarial assumptions that are consistent with the relevant Title of the Retirement Plan. The component accrued benefit so calculated shall not be increased or decreased based on subsequent events.

(ii)           If the annuity starting date for the relevant Retirement Plan benefit has not occurred on or before the required commencement date under this Plan, the Title I-related accrued benefit, the Title II-related accrued benefit or the Title IV-related accrued benefit, as is applicable, shall be calculated as if the relevant Retirement Plan benefit had an annuity starting date and a form of payment that is the same as the required commencement date and form of payment under this Plan. The resulting component benefit shall then be converted actuarially to an equivalent straight life annuity starting at age 65, and the component accrued benefit so calculated shall be the component accrued benefit under this Plan and shall not be increased or decreased based on subsequent events.

(f)         The component accrued benefit described in subsection (e) above shall be converted to the actual benefit paid under this Plan applying the methodology specified in the applicable title of the Retirement Plan. For this purpose, the terms of the applicable title of the Retirement Plan are those in effect as of the annuity starting date used in this Plan. If the applicable title of the Retirement Plan does not provide a methodology, a reasonable methodology, as determined by the Plan Administrator, shall be used.

SECTION III. DEATH BENEFIT

(a)           If a Schedule A Employee chooses a 50% joint and survivor annuity and dies after the annuity starting date of that benefit, the spouse beneficiary will be entitled to payments under this Plan that are 50% of the payments due the Schedule A Employee under this Plan during his lifetime.

(b)           If an Employee who is not a Schedule A Employee dies prior to the date his accrued benefit under this Plan would otherwise commence, this Plan shall provide a death benefit if the applicable title of the Retirement Plan provides a death benefit under that circumstance. Any death benefit under this Plan shall be paid in a lump sum on the first day of the first calendar month after death. If there is a delay in payment of the lump sum, regardless of the reason, the Plan shall not make an adjustment to reflect the time value of money. In the case of a Title I-related accrued benefit for an Employee who terminated employment before September 1, 2004, the death benefit, if any, shall be converted to a present value and paid to the surviving spouse. Except as described in the preceding sentence, the death benefit shall be the present value of the Employee’s entire accrued benefit under this Plan payable in accordance with the following rules:

(i)    The present value shall be paid to the Employee’s named primary Beneficiary or beneficiaries or, if applicable, to the Employee’s named contingent beneficiary or beneficiaries if the beneficiary or beneficiaries were named in a manner acceptable to the Plan Administrator.

(ii)   If the Employee had not, prior to his death, named any beneficiary in a manner acceptable to the Plan Administrator, the present value shall be paid to the Employee’s estate.

(iii)  The present value shall be paid in a lump sum and shall be calculated using the first of the month after death as the annuity starting date and applying the rules described in Section II(e) and (f) of this Plan for determining the amount to be paid.

(iv)  If a beneficiary makes a “qualified disclaimer” as that term is defined in Section 2518 of the Code, and the Plan Administrator receives a copy of the disclaimer within 9 months after the employee’s death and before payment of the death benefit under this Plan, at the place designated by the Plan Administrator, the Plan will be administered as if the disclaiming beneficiary had died before the Employee.

SECTION IV. Special Provision for former ARCO Alaska Employees.

Notwithstanding any provisions to the contrary, in order to comply with the terms of the Board approved Master Purchase and Sale Agreement (“Sale Agreement”) by which the Company acquired certain Alaskan assets of Atlantic Richfield Company, Inc. (“ARCO”), the following supplemental payments will be made:

(a)           The payments which would have been received under Article XXIV – ARCO Flight Crew of Title I of the Retirement Plan for those who were classified as an Aviation Manager, Chief Pilot, Assistant Chief Pilot, Captain or Reserve Captain as of July 31, 2000 if they had been eligible for those benefits under Title I of the Retirement Plan, except that if they receive a limited social security makeup benefit from Title I of the Retirement Plan it will be offset from the benefit payable from the Plan.

(b)           A final ARCO Supplemental Executive Retirement Plan (SERP) benefit will be calculated at the earlier of the time an Employee who had an ARCO SERP benefit terminates employment or, 2 years following the ARCO/BP Amoco p.l.c. merger, April 17, 2002 (“calculation date”). The SERP benefit attributable to service through July 31, 2000 shall be paid by BP Amoco p.l.c. and the difference shall be paid by this Plan. The SERP calculation will be done as if the Employee had continued to participate in the Atlantic Richfield Retirement Plan and SERP up to the calculation date. The ARCO Annual Incentive Plan (AIP) amount used will be:

(i)            If the Employee terminates employment involuntarily prior to April 17, 2002, the highest of the actual AIP in the last 3 years including the AIP target payment amount for years after 1999 or the payment received under Phillips Annual Incentive Compensation Plan.

(ii)           If the Employee terminates employment voluntarily prior to April 17, 2002, or if the calculation is made as of April 17, 2002, then the AIP will include the highest 3 year average using the highest of the actual AIP, the AIP target payment amount for years after 1999, or the payment received under Phillips Annual Incentive Compensation Plan. Any benefit paid by this Plan under this Section IV (b)(ii) and the SERP benefit paid by BP Amoco p.l.c. shall offset the benefit payable from this Plan.

SECTION V. Payment of Benefits.

(a)   Schedule A Employees

(i)    With respect to a Schedule A Employee, the accrued benefit under this Plan shall be paid as a straight life annuity for the life of the Schedule A Employee commencing in December, 2005, or if later, six months after Separation from Service. The annuity starting date for calculating the Title I-related and

Title IV-related component annuity shall be the annuity starting date used in determining the Schedule A Employee’s Title I or Title IV benefit, as applicable, and the Plan shall pay interest at a rate of 3% per annum on each delayed payment from the annuity starting date to December 1, 2005. The annuity starting date for calculating the Title II-related component annuity shall be December 1, 2005, or, if later six months after Separation from Service.

(ii)   Provided, however, notwithstanding subsection (a)(i), a Schedule A Employee has the following choice or choices:

(aa)         A Schedule A Employee who is married may, on or before December 1, 2005, elect, in writing, to receive a 50% joint and survivor annuity with the spouse as survivor commencing in December, 2005, with the rules regarding the annuity starting date and the payment of interest being as described in subsection (i) above; or

(bb)         Any Schedule A Employee may elect on or before December 1, 2005, to cancel, in writing, participation in this Plan in which case the Schedule A Employee shall receive the present value of his entire accrued benefit under this Plan on or before December 31, 2005, and shall thereafter have no rights or benefits under this Plan. Provided, however, if a Schedule A Employee is rehired and becomes employed by the Employer after 2005, he may thereafter accrue a new benefit under this Plan unrelated to the cancelled benefit.

(aaa)       For a Title I-related accrued benefit and a Title IV-related accrued benefit, the present value will be determined applying the rules regarding the annuity starting date and the payment of interest as described in subsection (a)(i).

(bbb)      For a Title II-related accrued benefit, the present value shall be based on the value of the Schedule A Employee’s Title II-related cash balance account as of December 1, 2005.

(ccc)       If a Schedule A Employee dies after electing to cancel participation but before payment is made, the payment shall be made to his estate on or before December 31, 2005.

(iii)  If a Schedule A Employee is rehired after 2005 and thereafter accrues a benefit in this Plan, he shall not be considered a Schedule A Employee with respect to such post-2005 accrued benefit.

(b)   Employees other than Schedule A Employees — With respect to Employees who are not Schedule A Employees, the benefit under this Plan, shall be calculated and paid as follows:

(i)    Commencement — Unless the accrued benefit has been or will be paid on account of the Employee’s death as described in Section III(b), the present value of the Employee’s accrued benefit shall be paid in a lump sum on the later of: the Employee’s Plan-age 55 or the first day of the seventh calendar month after the Employee’s Separation from Service; but in no event earlier than November 1, 2006.

(ii)   Annuity Starting Date for calculating the present value

(aa) If the applicable commencement date for a Title I-related or a Title IV-related accrued benefit is the first day of the seventh calendar month after Separation from Service, the annuity starting date used in calculating the present value shall be the later of: the Employee’s Plan-age 55 or the first day of the first calendar month after the Employee’s Separation from Service; and the Plan shall pay interest from the annuity starting date to the commencement date at the 6 month T-Bill rate (as determined by the Plan Administrator) in effect on the annuity starting date. If the applicable commencement date for a Title-II-related accrued benefit is the first day of the seventh calendar month after Separation from Service, the annuity starting date shall be the same as the commencement date.

(bb) Except as provided in the second sentence of this subsection (bb), if the applicable commencement date is the Employee’s Plan-age 55 or November 1, 2006, the annuity starting date used in calculating the present value shall be the same as the commencement date. Provided, however, in the case of an Employee whose Separation from Service is in 2006 and whose commencement date under this Plan is November 1, 2006, the annuity starting date used in calculating the present value shall be the later of: the Employee’s Plan-age 55 or the first day of the first calendar month after the Employee’s Separation from Service; and the Plan shall pay simple interest from the annuity starting date to

November 1, 2006, at the 6 month T-Bill rate (as determined by the Plan Administrator) in effect on the annuity starting date.

(iii)  Except as specifically provided in subsections (b)(ii)(aa) and (bb), the Plan shall not make an adjustment of the benefit to reflect the time value of money if there is delay in paying the benefit for any reason.

SECTION VI. Method of Providing Benefits.

All amounts payable under this Plan shall be paid solely from the general assets of the Company and any rights accruing to an eligible Employee or beneficiary under the Plan shall be those of a general creditor; provided, however, that the Company may establish a grantor trust to satisfy part or all of its Plan payment obligations so long as the Plan remains an unfunded excess benefit plan and or an unfunded benefit plan for a select group of management or highly compensated employees for purposes of Title I of ERISA.

SECTION VII. Nonassignability.

The right of an Employee, or beneficiary, or other person who becomes entitled to receive payments under this Plan, shall not be assignable or subject to garnishment, attachment or any other legal process by the creditors of, or other claimants against, the Employee, beneficiary, or other such person.

SECTION VIII. Administration.

(a)           The Plan shall be administered by the Plan Administrator. The Plan Administrator may adopt such rules, regulations and forms as deemed desirable for administration of the Plan and shall have the discretionary authority to allocate responsibilities under the Plan to such other persons as may be designated..

(b)           Any claim for benefits hereunder shall be presented in writing to the Plan Administrator for consideration, grant or denial. In the event that a claim is denied in whole or in part by the Plan Administrator, the claimant, within ninety days of receipt of said claim by the Plan Administrator, shall receive written notice of denial. Such notice shall contain:

(1)   a statement of the specific reason or reasons for the denial;

(2)   specific references to the pertinent provisions hereunder on which such denial is based;

(3)   a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

(4)   an explanation of the following claims review procedure set forth in paragraph (c) below.

(c)           Any claimant who feels that a claim has been improperly denied in whole or in part by the Plan Administrator may request a review of the denial by making written application to the Trustee. The claimant shall have the right to review all pertinent documents relating to said claim and to submit issues and comments in writing to the Trustee. Any person filing an appeal from the denial of a claim must do so in writing within sixty days after receipt of written notice of denial. The Trustee shall render a decision regarding the claim within sixty days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable time, but not later than 120 days after receipt of the request for review. The decision of the Trustee shall be in writing and, in the case of the denial of a claim in whole or in part, shall set forth the same information as is required in an initial notice of denial by the Plan Administrator, other than an explanation of this claims review procedure. The

Trustee shall have absolute discretion in carrying out its responsibilities to make its decision of an appeal, including the authority to interpret and construe the terms hereunder, and all interpretations, findings of fact, and the decision of the Trustee regarding the appeal shall be final, conclusive and binding on all parties.

(d)           Compliance with the procedures described in paragraphs (b) and (c) shall be a condition precedent to the filing of any action to obtain any benefit or enforce any right which any individual may claim hereunder. Notwithstanding anything to the contrary in this Plan, these paragraphs (b), (c) and (d) may not be amended without the written consent of a seventy-five percent (75%) majority of Participants and Beneficiaries and such paragraphs shall survive the termination of this Plan until all benefits accrued hereunder have been paid.

SECTION IX. Employment Not Affected by Plan.

Participation or nonparticipation in this Plan shall neither adversely affect any person’s employment status, or confer any special rights on any person other than those expressly stated in the Plan. Participation in the Plan by an Employee of the Company or of a Participating Subsidiary shall not affect the Company’s or the Participating Subsidiary’s right to terminate the Employee’s employment or to change the Employee’s compensation or position.

SECTION X. Miscellaneous Provisions.

(a)           The Board reserves the right to amend or terminate this Plan at any time, if, in the sole judgment of the Board, such amendment or termination is deemed desirable; provided that the Company shall remain liable for any benefits accrued under this Plan prior to the date of amendment or termination.

(b)           Except as otherwise provided herein, the Plan shall be binding upon the Company, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Company’s assets and business or with or into which the Company may be consolidated or merged.

(c)           No amount accrued or payable hereunder shall be deemed to be a portion of an Employee’s compensation or earnings for the purpose of any other employee benefit plan adopted or maintained by the Company, nor shall this Plan be deemed to amend or modify the provisions of the Retirement Plan.

(d)           The Plan shall be construed, regulated, and administered in accordance with the laws of the State of Texas except to the extent that said laws have been preempted by the laws of the United States.

CONOCOPHILLIPS

By:	/s/ Carin S. Knickel	Dated:	December 20, 2005
Carin S. Knickel
Vice President, Human Resources